Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE CHUBB CORPORATION

THIS IS TO CERTIFY that The Chubb Corporation, a New Jersey Corporation under and by virtue of the provisions of Title 14A of the Revised Statutes of New Jersey and the several amendments thereof and supplements thereto, does hereby restate and integrate its Certificate of Incorporation, pursuant to Section 14A:9-5 of The New Jersey Business Corporation Act, as follows:

1. Name. The name of the corporation is The Chubb Corporation (the “Corporation”).

2. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

3. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 100, all of which shall be shares of Common Stock.

4. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of its registered agent at such address is The Corporation Trust Company.

5. Number, Names, and Mailing Addresses of Directors. The number of directors constituting the current Board of Directors is two. The names and addresses of such directors are as follows:

Name	Address
Kenneth Koreyva	1133 Avenue of the Americas, 44th Floor New York, New York 10036

Christopher J. Kearns	1133 Avenue of the Americas, 44th Floor New York, New York 10036

6. Limitation of Liability.

(a) To the fullest extent permitted under the New Jersey Business Corporation Act, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7. Adoption, Amendment or Repeal of By-Laws. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.